UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2008

FOUNTAIN POWERBOAT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-14712	56-1774895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Drawer 457 Washington, North Carolina	27889
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 975-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

We received notice from the American Stock Exchange (“Amex”) on June 11, 2008, that, based on its review of our Quarterly Report on Form 10-Q for the period ended March 31, 2008, we are not in compliance with one of Amex’s standards for the continued listing of our common stock as set forth in Part 10 of the Amex Company Guide (the “Company Guide”). Specifically, the notice states that “…the Company is not in compliance with Section 1003(a)(iv) of the Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired, that it appears questionable, in the opinion of the Exchange, whether such company will be able to continue operations and/or meet its obligations as they mature.”

Amex noted that, for the quarter ended March 31, 2008, we reported a working capital deficit of approximately $16.8 million, operating loss of approximately $1.7 million, and net loss of approximately $2.0 million. Amex also noted that, as we have previously reported, we are not in compliance with covenants contained in our $14.5 million term loan which sets forth minimum earnings before interest, taxes, depreciation and amortization, that we have been operating under a waiver from our lender which expires on June 30, 2008, and that, if by that time we are not able to comply with the loan covenants or obtain an additional waiver, the lender will have a right to foreclose on our assets.

As a result of the circumstances described above, the notice states that we have become subject to Amex’s suspension and delisting procedures set forth in Section 1009 of the Company Guide. The notice provides that we must submit a plan to Amex by July 11, 2008, addressing how we intend to regain compliance with Section 1003(a)(iv) of the Company Guide, including specific milestones, quarterly financial projections, and details related to any strategic initiatives we plan to complete (a “Plan”). Amex’s Listings Qualifications Department will evaluate any Plan we submit and make a determination as to whether we have made a reasonable demonstration of an ability to regain compliance within the specified timeframe. If our Plan is accepted, we may be able to continue our listing during the Plan period, subject to periodic reviews to determine whether we are making progress consistent with the Plan.

If we do not submit a Plan, or if any Plan we submit is not accepted by Amex, we will be subject to delisting proceedings. Likewise, even if a Plan we submit is accepted by Amex, but we are not in compliance with all continued listing standards of the Company Guide by December 11, 2008, or if we do not make progress consistent with the Plan during the Plan period, Amex may initiate delisting proceedings.

We currently intend to carefully evaluate how we will respond to Amex’s letter, including whether we will be able to submit a Plan with a viable chance of success. This will require us to talk with our lenders and evaluate our expenses and sources of revenues. We previously reported in a Report on Form 8-K that we have acquired assets to build Baja boats. We will evaluate how that new line of boats and any new business resulting from it will fit into any Plan we may develop to respond to Amex’s notice. Until our Board evaluates the recommendations of our officers with respect to a Plan, we are unable to make any more definite statement about our intention to submit a Plan or our prospects for submitting an acceptable Plan.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following Exhibit is being furnished with this Report.

Exhibit No.	Exhibit Description
99.1	Copy of our press release dated June 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

FOUNTAIN POWERBOAT INDUSTRIES, INC.
(Registrant)

Date: June 17, 2008	By:	/S/ Irving L. Smith
Irving L. Smith
Chief Financial Officer